Exhibit 10.1

Mediacom Communications Corporation
100 Crystal Run Road
Middletown, NY 10941

December 28, 2003

Rocco B. Commisso
Chairman and Chief Executive Officer
Mediacom Communications Corporation
100 Crystal Run Road
Middletown, NY 10941

Dear Mr. Commisso:

     This letter will confirm that the Compensation Committee (the “Committee”) of the Board of Directors of Mediacom Communications Corporation (“Mediacom” or “Company”) has approved the following compensation for services rendered or to be rendered by you in all capacities to Mediacom during calendar year 2003, effective as of January 1, 2003, unless otherwise stated:

     1. Salary: Mediacom will pay you base salary at the rate of $800,000 per annum (“2003 Salary”), retroactively to January 1, 2003. Promptly after the date of this letter, Mediacom will pay you the excess of the amount payable to date at such rate over the amount of salary payments actually made to you since January 1, 2003. Your salary will continue at the above per annum rate until adjusted by the Committee.

     2. Stock Option Award: The Committee has approved the award to you of stock options to purchase 450,000 shares of Mediacom’s Class A Common Stock under Mediacom’s 2003 Incentive Plan (the “Plan”), with an award date (the “Award Date”) that is as soon as practicable after the date of this letter, with an exercise price equal to the closing price of the Class A Common Stock on the Nasdaq Stock Market on the last trading day immediately before the Award Date. The options will automatically convert to options to purchase 450,000 shares of Mediacom’s Class B Common Stock should your options to purchase 6,855,669 shares of Class B Common Stock currently outstanding, and granted outside Mediacom’s 1999 Stock Option Plan, expire unexercised. The award will vest in three equal installments on the first, second and third anniversaries of the Award Date. Otherwise, the terms of the options will be substantially the same as those in the form of agreement for option awards to executive officers approved by the Board.

     3. Bonus Compensation: You will be entitled to receive a cash Annual Incentive Award for 2003 (“Bonus”). You will potentially earn a Bonus up to 150% of your 2003 Salary based upon the Committee’s evaluation of your performance. Your Bonus will be payable not later than the end of March 31, 2004.

     4. Fringe Benefits Allowance. You will have an allowance of $100,000 for the year (retroactive to January 1, 2003) to cover the costs and expenses of fringe benefits, other than those to which you from time to time may be entitled under paragraph 5 below. You have the discretion to determine the items for which you will use the allowance. For example, and without limitation, you may elect to apply the allowance to the costs of an automobile for personal use, country club or other memberships, personal estate, tax or financial planning or other items for the personal benefit of you or your family members or guests or other designees or any tax liability because of use or receipt of the allowance. The allowance may be applied to direct payment by Mediacom for fringe benefits, to reimbursement for costs of fringe benefits you personally pay or to offset any amount that you are properly billed by Mediacom for personal use of a company car, the company airplane or other corporate assets. For this purpose, unless otherwise agreed by you, personal use of corporate assets will be valued in the manner currently used by Mediacom to determine the amount of compensation income to attribute to such usage for federal income tax purposes. The Company will take appropriate actions (such as leasing or purchasing an automobile) reasonably necessary or desirable to reflect the choices that you make. The allowance is in addition to the salary, bonus and other compensation and benefits to which you from time to time may be entitled hereunder. Your right to be reimbursed for business-related expenses is separate and you are not required to apply the allowance to any such expenses. For the sake of certainty and without limiting the generality of the foregoing, you will continue to be entitled to personal use of a Company-provided automobile of a class comparable to past practice and you and your family members will continue to be entitled to reasonable personal use of the Company-owned aircraft that does not interfere with Company business use, provided that such personal usage is charged against the allowance as provided above.

     5. Expense Reimbursement; Other Benefits. You will continue to be entitled to reimbursement for all reasonable business expenses in accordance with Mediacom’s practices and policies, to paid vacation and to participation in all compensation, health, medical, life and other insurance plans and programs, stock option, stock appreciation and other stock or stock-based plans and other benefit programs, plans and practices, in accordance with their terms, which Mediacom generally makes available to its senior executives.

     6. Death or Disability. In the event of your death, Mediacom will pay or provide for payment to your estate, heirs or legal representatives of $4,000,000. In the event your employment is terminated by Mediacom due to permanent disability, as determined by Mediacom in good faith, you shall receive $4,000,000, payable over two years in equal monthly installments, reduced by any payments made to you under Mediacom’s disability plans or programs.

MEDIACOM COMMUNICATIONS CORPORATION
By:	/s/ Natale S. Ricciardi
Natale S. Ricciardi:
For the Compensation Committee